EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Geron Corporation 2011 Incentive Award Plan of our reports dated February 25, 2011, with respect to the consolidated financial statements of Geron Corporation, and the effectiveness of internal control over financial reporting of Geron Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
May 19, 2011